NFJ Dividend, Interest & Premium Strategy Fund                                          Annual Shareholder
July 31, 2010 (unaudited)                                                                                         Meeting Results

The Fund held its annual meeting of shareholders on July 21, 2010. Shareholders of NFJ Dividend, Interest & Premium Strategy voted to re-elect Paul Belica, Hans W. Kertess, William B. Ogden, IV, R. Peter Sullivan III, and the election of Alan Rappaport and James A Jacobson as Trustees as indicated below.

	Affirmative	Withheld Authority
Re-election of Paul Belica – Class I to serve until 2012	82,137,502	6,447,365
Re-election of Hans W. Kertess – Class I to serve until 2012	82,260,364	6,324,503
Re-election of William B. Ogden, IV – Class I to serve until 2012	82,240,577	6,344,290
Re-election of R. Peter Sullivan, III – Class II to serve until 2013	82,286,373	6,298,494
Election of Alan Rappaport – Class III to serve until 2011	82,290,170	6,294,697
Election of James A. Jacobson – Class II to serve until 2013	82,294,420	6,290,447

Mr. John C. Maney continues to serve as a Trustee of the Fund.